EXHIBIT 1A – 6A

NONPROFIT FULFILLMENT AGREEMENT

This Nonprofit Fulfillment Agreement (“Agreement”) is entered into between:

Microsoft Corporation

A corporation organized under the laws of the State of Washington, U.S.A. (“Microsoft”)

AND

TechSoup Global

A California nonprofit public benefit organization (“TechSoup”)

Agreement Effective and Expiration Dates:	This Agreement commences on June 28, 2013 (the “Effective Date”) and, unless terminated earlier, expires 12 months after the Effective Date (the “Initial Term”). Thereafter, the Agreement will automatically renew for successive one year periods (each a “Renewal Term” and together with the Initial Term, the “Term”).

Purpose and Scope:	This Agreement updates the terms and conditions under which TechSoup will facilitate the distribution of certain Microsoft Products to End Users. This Agreement is part of the ongoing partnership between TechSoup and Microsoft as reflected in the Memorandum of Understanding.

This Agreement consists of the following:

●	This Agreement Summary and Signature Page

●	The Agreement Terms and Conditions

Microsoft and TechSoup enter into this Agreement by signing below.

MICROSOFT CORPORATION		TECHSOUP GLOBAL

Signature:	/s/ Akhtar Badshah	Signature:	/s/ Rebecca Masisak
Print Name:	Akhtar Badshah	Print Name:	Rebecca Masisak
Title:	Senior Director	Title:	CEO

Date:	July 10, 2013 | 08:03 PT	Date:	July 29, 2013 | 08:52 PT

Address for Notices. The parties must send any communication required by this Agreement to the applicable contact indicated in the Notice Contact Information table below, in accordance with the Agreement.

Notice Contact Information

Microsoft	TechSoup
Contact/Title: Akhtar Badshah, Senior Director Address: One Microsoft Way Redmond, WA, U.S.A. 98052-6399 Phone Number: 425-722-6653 Fax Number: Email Address: akhtarb@microsoft.com	Contact/Title: Rebecca Masisak Address: 435 Brannan Street, Suite 100 San Francisco, CA 94107 Phone Number: 416-633-9365 Fax Number: 415-633-9400 Email Address: rmasisak@techsoupglobal.org

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AGREEMENT TERMS AND CONDITIONS

1. Definitions. Capitalized terms used in and not otherwise defined in this Agreement will have the meanings given below:

(a) “Affiliate” means any legal entity that owns, is owned by, or is commonly owned with a party. “Own” means having more than 50% ownership or the right to direct the management of the entity.

(b) “Claim” means a third-party claim, action, demand, proceeding, suit, or other action.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

(d) “End User” means the user and ultimate consumer of a Product that: (i) is a charitable organization as defined in Section 501(c)(3) of the Code or international equivalent, subject to the standards listed in the Microsoft-TechSoup Operations Guide, which standards shall be determined by Microsoft in its sole discretion and may be updated by Microsoft from time to time; and (ii) meets Microsoft’s charitable giving requirements, to include a classification by activity code, as may be updated by Microsoft from time to time.

(e) “Fulfillment Activities” means the facilitation of distribution of Products to End Users and related order transactions, validation of End User qualifications, and other fulfillment functionalities as further described in this Agreement. Fulfillment Activities by program are to be documented and kept current in the Microsoft-TechSoup Operations Guide.

(f) “Intellectual Property” or “IP” means all intellectual property rights throughout the world, whether existing under statute or at common law or equity, now or hereafter in force or recognized, including: (i) copyrights, trade secrets, trademarks and servicemarks, patents, inventions, designs, logos and trade dress, ‘moral rights’, mask works, publicity rights, and privacy rights; and (ii) any application or right to apply for any of the rights referred to in the foregoing, and all renewals, extensions and restorations.

(g) “Losses” means all damages, assessments, costs, expenses, losses and other liabilities of any kind or nature, including, without limitation reasonable attorneys’ fees, arising in connection with a Claim.

(h) “Partner NGOs” or “PNGOs” means TechSoup’s network of partner organizations through which it may provide Fulfillment Activities in certain territories, as further set forth in this Agreement.

(i) “Personal Information” means any information provided by Microsoft or collected by TechSoup in connection with this Agreement: (i) that identifies or can be used to identify, contact, or locate the person to whom such information pertains; or (ii) from which identification or contact information of an individual person can be derived. Personal Information includes, but is not limited to: name, address, phone number, fax number, e-mail address, social security number or other government-issued identifier, and credit card information. Additionally, if any other information (e.g., a personal profile, unique identifier, biometric information, and/or IP address) is associated or combined with Personal Information, then such information is also Personal Information.

(j) “Product” means any products, service, subscription or other item (including upgrades and updates to any of the foregoing) that are available to End Users under Microsoft’s Open License Agreements, and which Microsoft sets forth on its Commercial Open License Product list, as supplied by Microsoft to TechSoup, and as may be updated by Microsoft from time to time.

(k) “Purchase” or “sale,” as used herein, includes the authorized transfer of a Microsoft license in the ordinary course of Product distribution. Use of such terminology shall not be deemed to waive, impair or otherwise affect the Intellectual Property rights of Microsoft.

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(l) “Territory” means the geographic areas in which Microsoft and TechSoup shall mutually agree to conduct Fulfillment Activities, as identified in the Microsoft-TechSoup Operations Guide.

(m) “Trademarks” means the specific trademarks, servicemarks and logos identified in the Microsoft-TechSoup Operations Guide.

(n) “Website” means TechSoup’s digital ordering program website(s), TechSoup.org, and TechSoup PNGOs’ websites, through which End Users may order copies of Products.

(o) “Microsoft-TechSoup Operations Guide” means a guide maintained separately from this agreement by Microsoft and TechSoup that defines a set of policies and/or procedures by which the Fulfillment Activities and related supporting activities operate. This guide shall be maintained and updated by Microsoft and TechSoup from time to time as needed, and shall be dated and saved and/or shared according to an agreed upon process.

2. Fulfillment Activities.

(a) General Fulfillment Activities. TechSoup shall process orders from End Users and submit such orders to Microsoft. Microsoft shall distribute products directly to those End Users subject to the applicable end user license agreement between Microsoft and such End Users, and as such, title does not pass from Microsoft to TechSoup.

(b) Except as explicitly set forth in this Agreement for PNGO websites, TechSoup shall perform the Fulfillment Activities only through the Website, and shall not move or delete the Website or Microsoft-product related Webpage(s) in a manner that has any material, adverse impact on the distribution of Products without Microsoft’s written permission.

(c) Fulfillment Activities to support specific programs are to be documented and outlined in the Microsoft-TechSoup Operations Guide.

(d) TechSoup may provide Fulfillment Activities for Microsoft Products only for End Users for their use and not for resale purposes. TechSoup is responsible for ensuring that a user is an End User prior to accepting an order for Microsoft Products. TechSoup shall use its best efforts to prevent distribution of Products to any person or entity who intends any unauthorized copying, use, resale, or reproduction of the Products.

(e) TechSoup shall provide the appropriate equipment, software, facilities, personnel, and other items required to provide the Fulfillment Activities at its own expense, unless otherwise agreed by the parties.

(f) TechSoup shall comply with all policies and procedures provided by Microsoft during the Term, including without limitation those included in the Microsoft-TechSoup Operations Guide, as may be amended by Microsoft from time to time. Microsoft and TechSoup shall work in collaboration to manage Fulfillment Activities through ongoing review and refinement of systems, processes, and operations conducted through bi-weekly and regularly-scheduled calls, quarterly and annual reports, and quarterly Impact Review meetings. If compliance with a policy or procedure would not be consistent with TechSoup’s status as an organization described in Section 501(c)(3) of the Code, TechSoup shall notify Microsoft and the parties shall work together to determine an appropriate course of action.

(g) TechSoup shall not submit an order to Microsoft until it has received payment (including in Credits) in full for any related fee from the End User (or, if the End User will be paying using a credit card, until TechSoup has received authorization for the charge from the End User’s issuing bank through its acquirer).

(h) TechSoup may subcontract the Fulfillment Activities to PNGOs, provided that TechSoup shall (i) remain obligated under this Agreement for the performance of the Fulfillment Activities; (ii) require each PNGO to agree in writing to the terms of this Agreement; (iii) require each PNGO to agree in writing that Microsoft is an intended third-party beneficiary of its agreement with TechSoup; and (iv) require each PNGO to agree in writing to confidentiality terms at least as restrictive as the NDA. If TechSoup facilitates the distribution of Products to any person or entity that is not an End User, Microsoft may immediately require TechSoup to remedy the situation to Microsoft’s satisfaction, which may include Microsoft recovering liquidated damages from TechSoup in the amount received by TechSoup from the transaction(s). If any PNGO facilitates the distribution of Products to any person or entity that is not an End User, Microsoft may immediately require TechSoup to remedy the situation to Microsoft’s satisfaction, which may include Microsoft recovering liquidated damages from the PNGO in the amount received by TechSoup and/or the PNGO from the transaction(s) and/or TechSoup terminating its subcontract of the Fulfillment Activities to the PNGO.

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3. Website and Webpages.

(a) Development and Maintenance. TechSoup or a TechSoup PNGO shall develop and maintain the Website in accordance with this Agreement and separate approved web pages (each a “Webpage”) for each type of Fulfillment Activity (i.e. separate Webpages for Public Donation Fulfillment Activities and for Employee Matching Fulfillment Activities). Microsoft must approve the branding and functionalities of the Webpages, as they relate to Microsoft products, such approval not to be unreasonably withheld or delayed. TechSoup or a TechSoup PNGO shall ensure that the Website remains in compliance with all applicable laws, rules, and regulations and shall provide all notices to End Users as required by Microsoft from time to time. For the purposes of ensuring that the Website remains in compliance with all applicable laws and regulations, TechSoup or a TechSoup PNGO may alter or change the Microsoft-related Webpages upon notice to Microsoft. TechSoup shall remove or cause to be removed Products (including advertising) from the Website immediately upon the receipt of a written notice from Microsoft, or if for any reason Microsoft decides to discontinue such Product or remove such Product from the Open License Product list.

(b) Data Security Requirements. TechSoup will comply with the data security requirements defined in the Microsoft-TechSoup Operations Guide.

4. Privacy and Personal Information Requirements.

(a) Collection and Use of Personal Information. If TechSoup collects or accesses any Personal Information as part of performing the Fulfillment Activities or through the Website, TechSoup agrees to comply with the applicable requirements, included in the Microsoft-TechSoup Operations Guide, or as otherwise provided by Microsoft. TechSoup shall not access or collect any Personal Information except to the extent strictly necessary to perform the Fulfillment Activities (including fraud prevention) and its other obligations under this Agreement or to fulfill any legal requirements, and shall not use Personal Information accessed or collected while performing the Fulfillment Activities for any purpose other than those expressly permitted by this Agreement or as permitted/consented by the End User. At Microsoft’s request, TechSoup will complete Microsoft’s Vendor Privacy Assurance Program Survey, to the extent applicable to the Fulfillment Services.

(b) Privacy Notices. The Website must contain clear and conspicuous privacy notices relating to the collection and use of Personal Information and must, unless otherwise specified by Microsoft in writing, comply, at a minimum, with all relevant guidelines, included in the Microsoft-TechSoup Operations Guide, or otherwise provided by Microsoft. The privacy notices shall clearly specify that all Personal Information collected through the Approved Website and related to this Agreement will be shared with Microsoft and that Microsoft may share certain information it collects with TechSoup, except as set forth in the following section.

(c) Personal Information and Data Ownership Rights and Disclosure. As between TechSoup and Microsoft, all Personal Information collected by Microsoft will be Microsoft Confidential Information and all Personal Information collected by TechSoup will be TechSoup Confidential Information. However, TechSoup shall solely own and be responsible for any payment information provided by End Users, including credit card information. TechSoup shall provide Microsoft (and, to the extent Microsoft deems necessary, Microsoft’s vendors or designated agents) with access to such payment information as appropriate in order to enable Microsoft or its vendors or agents to provide additional support and service requested by End Users. TechSoup shall not disclose Personal Information to any third party, except in connection with fraud prevention activities, bank authorizations, charge-backs and TechSoup record retention policies required under applicable law without Microsoft’s prior written consent and shall not use Personal Information for any other purpose except for the performance of the Fulfillment Activities provided for in this Agreement, provided however that Personal Information shall be exempted from this nondisclosure requirement in the event that an End User specifically consents to the sharing by TechSoup of the End User’s Personal Information with third parties.

(d) Timing for Compliance. TechSoup shall be responsible for compliance with the terms of this Section 4 by a mutually agreeable date.

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5. Warranties to End Users. Microsoft warrants the Products to End Users pursuant to the written limited warranty document or Microsoft end user license agreement or terms of use (“EULA” or “TOU”) accompanying the Products. TechSoup shall not enter into any agreement with an End User that contains terms that conflict with, vary or modify the terms and conditions of the EULA. As between Microsoft and TechSoup, Microsoft shall be responsible for providing End Users technical support related to the use of the Products unless otherwise provided in the Microsoft-TechSoup Operations Guide.

6. Customer Service for End Users. TechSoup or a TechSoup PNGO will provide customer service to End Users relating to the Fulfillment Activities and the Website. Microsoft will provide customer service for End Users relating to their interaction with the Microsoft Volume Licensing Service Center.

7. Electronic Proof of Purchase. TechSoup or a TechSoup PNGO will provide an End User with an electronic proof-of-purchase confirmation for each completed order transaction on the Website.

8. Marketing and Trademarks.

(a) Marketing. Subject to the Trademark licenses in this Section 8, TechSoup and TechSoup PNGOs may market Products only through directed marketing or directed outreach to End Users (e.g., direct mail, email, advertisements in nonprofit media or catalogues) and shall not market Products or otherwise promote or advertise Product availability in publications accessible by the general public (e.g., popular press) unless by responsible use of press releases and press coverage. Nothing in this Section prohibits TechSoup from marketing Products online provided such marketing (a) is neither false nor misleading and (b) is done in accordance with Microsoft copyright and trademark guidelines found at http://www.microsoft.com/permission/ and http://www.microsoft.com/trademarks and as further set forth in this Agreement. This includes providing all copyrighted information and assigning applicable trademark information to Products.

(b) Trademarks. Each party grants to the other party a worldwide, nonexclusive, royalty-free, fully paid-up license to use the Trademarks, solely during the Term, solely in marketing and materials permitted in this Agreement. Each party also grants to the other party the right to publish its entity name, without modification, related to Product distribution and marketing. Each party will use the other party’s Trademarks solely as provided in this Agreement, will correct its misuse of any Trademarks on the other party’s notice, and will cease using Trademarks if it fails to correct such misuse after such notice. Each party will at all times comply with the other party’s trademark usage guidelines (if any) in, or referenced in, the Microsoft-TechSoup Operations Guide. All goodwill, rights, and benefits in Trademarks arising from their use under this Agreement will inure to the Trademark owner.

(c) Approval. TechSoup may not publicly distribute or make available any materials bearing Microsoft’s Trademarks without Microsoft’s express, prior, written approval in each case, which will not be unreasonably withheld. Approval will be deemed granted, however, for any use of the Trademarks that does not vary materially from a previously-approved use. TechSoup will submit materials by email to gretchde@microsoft.com (or other email alias specified by Microsoft in writing) for Microsoft’s approval. Microsoft will make commercially reasonable efforts to review submitted materials and approve or deny requests to the Trademarks within five days after the materials are first submitted. Any approval may be granted by email.

(d) Reservation. All rights not expressly granted in this Agreement are reserved. Without limiting the above, and except to the extent otherwise expressly provided in this Agreement, nothing in this Agreement may be construed as a license to either party’s IP, expressly or by implication, estoppel, exhaustion, or otherwise.

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9. Transaction Fees. For orders handled and submitted pursuant to this Agreement, TechSoup may charge End Users a nominal administrative fee to cover the costs of administering the program, expand Microsoft’s philanthropic goals and other mission related activities. TechSoup and Microsoft agree to review the fee structure as needed or, at a minimum, annually and to mutually agree to any changes to the fees collected. As of the Effective date the administrative fee is 4% of fair market value of the Product ordered. TechSoup agrees to use the fees in accordance with its nonprofit mission including but not limited to supporting and improving the operations of the Microsoft Public Software Donation Program, promotion of the donation program, expansion of Microsoft’s philanthropic programs, investment in systems and processes, investment in additional services that add value to the End Users, for product and service innovations and to strengthen its organizational capacity. TechSoup further agrees not to use such fees to benefit directly or subsidize philanthropic programs of competitors of Microsoft. TechSoup shall share reports with Microsoft on its actual and planned use of fees collected for administering Microsoft’s Public Software Donations at least twice a year and provide Microsoft with the opportunity to influence activities and investments, in good faith, to meet Microsoft’s philanthropic goals.

10. Collection from End Users. TechSoup shall be solely responsible for the collection of any amounts due from End Users for the ordering of Products. TechSoup shall bear all risks of non-payment by End Users. TechSoup may only facilitate the distribution of Products after receiving payment from End Users.

11. Records; Audit.

(a) Records. During the Term and for four (4) years thereafter, TechSoup will keep all usual and proper records and books of account relating to the Fulfillment Activities (“Records”).

(b) Audit. During the Term and for four years thereafter Microsoft may audit TechSoup’s records, systems and networks to verify TechSoup’s Reports, statements and compliance with this Agreement. Microsoft will conduct audits during normal business hours and only upon providing at least 48 hours’ notice. Audits and inspections will be conducted by Microsoft or an independent certified public accountant or consultant selected by Microsoft. TechSoup will provide Microsoft’s designated auditors with reasonable access to the relevant records. The auditors will have the ability to photocopy records for audit evidence. Microsoft will not unreasonably interfere with TechSoup’s business operations during any audit, and will cooperate with TechSoup to protect TechSoup’s proprietary information. TechSoup will promptly correct all discrepancies discovered during an audit. Microsoft will not conduct an audit more than once in any 12 month period unless a prior audit revealed any Improper Distributions. Microsoft will pay for each audit unless it finds Improper Distributions. If there are Improper Distributions, then TechSoup may be required to pay any reasonable third party costs that Microsoft incurred in connection with the audit. “Improper Distributions” means distribution over the period audited of 0.5% or more Products to persons or entities that are not End Users.

12. Taxes. With regard to TechSoup’s obligation to collect transaction taxes from End Users, TechSoup is olely responsible for the collection and remittance of all taxes from End Users and all taxes on those amounts which are its obligation by the operation of law. TechSoup shall pay all applicable value-added, sales and use taxes and other taxes levied on TechSoup by a duly constituted and authorized taxing authority on the distribution of the Products to End Users, or any transaction related thereto in each country in which the services and/or property are being provided or in which the transactions contemplated hereunder are otherwise subject to tax, regardless of the method of delivery. However, in no event shall TechSoup be responsible for any transaction tax imposed on any sale made by TechSoup where the incidence of the tax is on Microsoft.

13. Confidentiality. The information shared under this Agreement is confidential information subject to the non-disclosure agreement (“NDA”) between the parties dated March 7, 2005. The following information is also confidential for purposes of the NDA: (a) the existence and terms of this Agreement; and (b) information provided by Microsoft under this Agreement or obtained by TechSoup in the course of providing the Fulfillment Activities, including: information contained in any reports provided to Microsoft; and electronic and written correspondence between the parties; Microsoft customer lists, customer information and Personal Information regardless of source; and transactional sales and marketing information related to this Agreement.

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14. Termination.

(a) Termination for Convenience. Either party may terminate this Agreement, or any Fulfillment Activities, at any time, without cause, on the delivery of thirty (30) calendar days’ prior written notice. In the event that Microsoft decides to terminate this agreement for convenience, Microsoft and TechSoup agree to negotiate within the thirty (30) calendar day notice period a mutually agreeable transition period and plan, with such agreement to be negotiated in good faith. Neither party will be responsible to the other for any costs or damages resulting from the termination of this Agreement under this Section 15(a).

(b) Termination for Cause. Without prejudice to any of Microsoft’s other legal or equitable rights or remedies, Microsoft may terminate this Agreement, or any Fulfillment Activities, immediately upon written notice if TechSoup materially breaches this Agreement or if TechSoup fails to remedy within 30 calendar days any breach Microsoft calls upon TechSoup to remedy. Microsoft may terminate this Agreement immediately if TechSoup makes any assignment for the benefit of creditors, files a petition in bankruptcy, or is adjudged bankrupt or becomes insolvent, or are placed in the hands of a receiver, or the equivalent of any of these proceedings or acts.

(c) Effect of Termination. Upon termination or expiration of this Agreement, all rights granted to TechSoup under this Agreement shall immediately cease. Termination of certain Fulfillment Activities does not terminate any other Fulfillment Activities or the Agreement. Additionally, upon termination or expiration of this Agreement, TechSoup shall immediately cease all activity relating to this Agreement and at Microsoft’s option either: (i) return to Microsoft any information pertaining to any remaining orders received prior to the date of termination or expiration or (ii) facilitate the distribution of any remaining orders by entering the orders into Microsoft’s Order Entry Tool. TechSoup shall at Microsoft’s option either (1) remove the Microsoft portions of the Website and any related links from the Internet, or (2) post a notice to all Website visitors stating that TechSoup is no longer authorized to accept orders for the applicable Products. Microsoft may also redirect End Users to an alternative website. If TechSoup receives any End User customer support requests after the date of termination or expiration, TechSoup shall forward the requests to Microsoft or a third party designated by Microsoft. The provisions of this Agreement which, by their terms, require performance after the termination or expiration of this Agreement, or have application to events that may occur after the termination or expiration of this Agreement, will survive the termination or expiration of this Agreement. All indemnity obligations and any applicable indemnification procedures in Section 17 will be deemed to survive the termination or expiration of this Agreement.

15. Representations and Warranties.

(a) By TechSoup. TechSoup represents and warrants that:

(i) TechSoup has full right and power to enter into and perform this Agreement, and that its performance will not violate any agreement or other obligation TechSoup has with any third party;

(ii) The Fulfillment Activities and Website will strictly comply with the terms and conditions of this Agreement;

(iii) TechSoup will comply with all laws, rules and regulations. This includes any employment, tax, and export control laws;

(iv) TechSoup will perform the Fulfillment Activities professionally and according to the highest industry standards; and

(v) The Fulfillment Activities and Website do not and will not infringe or violate any third party’s IP rights.

(b) By Microsoft. Microsoft represents and warrants to TechSoup that it has the full right and power to enter into and perform according to the terms of this Agreement.

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16. Disclaimer of Implied Warranties

EXCEPT AS SET FORTH IN SECTION 16 (REPRESENTATIONS AND WARRANTIES), THE PARTIES EXPRESSLY DISCLAIM ALL OTHER EXPRESS, IMPLIED, OR STATUTORY WARRANTIES. THIS INCLUDES THE WARRANTIES OF MERCHANTABILITY FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT.

17. Indemnification. If a Claim is brought against a party, or its subsidiaries, affiliates, agents, licensees, or successors, or any agents, directors, officers, or employees of any of them (all, collectively, “Indemnified Party”), the other party (“Indemnifying Party”) will defend the Claim and indemnify and hold harmless the Indemnified Party against all Losses if the Claims arise out of, result from or relate to: (a) breach by the Indemnifying Party of its representations or warranties; or (ii) the Indemnifying Party’s gross negligence or willful misconduct. TechSoup will additionally defend, indemnify and hold Microsoft and Microsoft’s Indemnified Parties harmless against all Losses if the Claims arise out of, result from or relate to the Fulfillment Activities or the Website. Neither party will stipulate, admit, or acknowledge any fault or liability on the part of the other without prior written consent. Neither party will settle any Claim or publicize any settlement without the other party’s prior written consent. The Indemnified Party will provide the Indemnifying Party with reasonably prompt notice of Claims; permit the Indemnifying Party through mutually acceptable counsel to answer and defend Claims; and provide the Indemnifying Party with reasonable information and assistance to help the Indemnifying Party defend Claims, at the Indemnifying Party’s expense. The Indemnified Party will have the right to employ separate counsel and participate in the defense of any Claim at its own expense.

18. LIMITATIONS OF LIABILITY.

(a) NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING DAMAGES FOR LOSS OF DATA, REVENUE, AND/OR PROFITS), WHETHER FORESEEABLE OR UNFORESEEABLE, ARISING OUT OF OR RELATED TO THIS AGREEMENT REGARDLESS OF WHETHER THE LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTIES OR OTHERWISE, AND EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF THOSE DAMAGES. THE FOREGOING LIMITATION DOES NOT APPLY TO LIABILITY ARISING FROM: (I) A PARTY’S DUTY TO INDEMNIFY THE OTHER FOR THIRD-PARTY CLAIMS UNDER THIS AGREEMENT; (II) A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER THE NDA OR THIS AGREEMENT; (III) ANY INFRINGEMENT, MISUSE OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY RIGHTS; OR (IV) FRAUD.

(b) ADDITIONALLY, NEITHER MICROSOFT NOR ITS AFFILIATES’ LIABILITY TO TECHSOUP UNDER OR RELATING TO THIS AGREEMENT WILL EXCEED THE GREATER OF $500 OR THE ACTUAL FEES PAID BY END USERS FOR PRODUCTS IN THE 12-MONTH PERIOD PRIOR TO THE DATE THE FIRST CLAIM AROSE.

19. General Terms.

(a) Legal Notices. Except as specifically set out in this Agreement, all notices will be: (i) in writing and sent to the contacts specified on page 1 of this Agreement; and (ii) deemed given on the day received by the addressee. Each party will notify the other in writing of any changes to contact information.

(b) Jurisdiction and Governing Law. The laws of the State of Washington govern this Agreement, without regard to its conflict of laws provisions. If federal jurisdiction exists, the parties consent to exclusive jurisdiction and venue in the federal courts in King County, Washington. If not, the parties consent to exclusive jurisdiction and venue in the Superior Court of King County, Washington.

(c) Attorneys’ Fees. If either Microsoft or TechSoup employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs, and other expenses, including the costs and fees incurred on appeal or in a bankruptcy or similar action.

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(d) Compliance with Export Laws. The Products may be subject to U.S. and foreign export or encryption controls. TechSoup will comply with all applicable international and national laws that apply to the Products, including the U.S. Export Administration Regulations, as well as end-user, end-use and destination restrictions issued by U.S. and other governments (where applicable). Microsoft will make US Export Control Classification Numbers and Schedule B Codes for the Products available to TechSoup on http://www.microsoft.com/exporting or upon request to eccn@microsoft.com. For additional information, see http://www.microsoft.com/exporting.

(e) Assignment. TechSoup will not sell, assign, transfer, pledge or encumber this Agreement or any right, or delegate any duty or obligation under this Agreement, by assignment or operation of law, without Microsoft’s prior written consent. Microsoft will not unreasonably withhold such consent. TechSoup will be deemed to have assigned this Agreement if TechSoup engages in a change of control transaction. Microsoft may assign this Agreement to any of its Affiliates. This Agreement will inure to the benefit of and bind all permitted successors, assigns, receivers and trustees of each party.

(f) Waiver. A party’s delay or failure to exercise any right or remedy will not result in a waiver of that or any other right or remedy.

(g) Severability. If any court of competent jurisdiction determines that any provision of this Agreement is illegal, invalid or unenforceable, the remaining provisions will remain in full force and effect.

(h) Integration and Modification. This Agreement supersedes all prior and contemporaneous communications, whether written or oral, regarding the subject matter covered in this Agreement.

(i) Amendments and Additions. This Agreement may be modified only by a written agreement signed by duly authorized representatives of both parties.

(j) Relationship. The parties are independent contractors. This Agreement does not create an exclusive relationship between the parties. TechSoup’s employees and subcontractors are not Microsoft employees. TechSoup will pay all salaries, taxes, insurance, and benefits with respect to its personnel. TechSoup will provide Microsoft with satisfactory proof of independent contractor status upon request. TechSoup is not a reseller of Products.

(k) Nonexclusivity. Nothing contained in this Agreement will be construed as creating an exclusive relationship between the parties.

(l) Counterparts. The parties may execute this Agreement in counterparts. Each counterpart will be deemed an original and all counterparts will constitute one agreement binding both parties. Facsimile signatures will be considered binding for all purposes.

END OF AGREEMENT TERMS AND CONDITIONS

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